Exhibit (d)(5)

STRICTLY CONFIDENTIAL

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of May 11, 2022 (as may be amended, restated, supplemented or otherwise modified, this “Limited Guarantee”), by Balmoral Special Situations Fund III, L.P. (“Guarantor”), is made in favor of Trecora Resources, a Delaware corporation (the “Guaranteed Party”). Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified, the “Merger Agreement”), by and among the Guaranteed Party, Balmoral Swan Parent, Inc., a Delaware corporation (“Parent”), and Balmoral Swan MergerSub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Except as otherwise specified herein, each capitalized term used in this Limited Guarantee and not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

1. Limited Guarantee.

As consideration for the Guaranteed Party entering into the Merger Agreement, and to induce the Guaranteed Party to do so in reliance hereon, Guarantor hereby guarantees to the Guaranteed Party, on the terms and subject to the conditions set forth herein, the due and punctual payment and performance of Parent’s obligation following the valid termination of the Merger Agreement to pay to the Guaranteed Party, as applicable (x) the Parent Termination Fee, if, when, and as due, pursuant to Section 8.3(c) of the Merger Agreement and (y) the reimbursement obligations, if, when, and as due pursuant to Section 6.16(b)(iii) of the Merger Agreement (the “Reimbursement Obligations” and together with the Parent Termination Fee, and the Enforcement Costs, the “Guaranteed Obligations”), in each case, on the terms and subject to the conditions set forth in, the Merger Agreement and this Limited Guarantee. Notwithstanding anything herein to the contrary, the Guaranteed Party agrees and acknowledges, on behalf of itself and its Related Persons (as defined below), that (i) this Limited Guarantee may not be enforced without giving full and absolute effect to the provisions of this Limited Guarantee limiting Guarantor’s total liability to the Guaranteed Obligations and (ii) the Guaranteed Party acknowledges and agrees that it will not, directly or indirectly, seek to enforce this Limited Guarantee in violation thereof. The Guaranteed Party hereby, on behalf of itself and its Related Persons, agrees and acknowledges that (A) Guarantor shall in no event be required to pay to any Person or Persons in the aggregate more than the Guaranteed Obligations under, in respect of, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any other document or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) and (B) Guarantor shall have no liability or obligation to any Person under this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, or any other document or instrument delivered in connection herewith or therewith, or the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, other than (x) as expressly set forth herein and solely to the extent thereof and (y) the obligations of the Investor to fund the amounts expressly required to be funded under the Equity Commitment Letter pursuant to the terms and subject to the conditions thereof subject to Section 9 of the Equity Commitment Letter, pursuant to which among other things, the Equity Commitment Letter shall terminate upon the payment by the Investor (as defined in the Equity Commitment Letter) of the Guaranteed Obligations in accordance with the terms thereof. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter, any other Ancillary Document or any other document or instrument delivered in connection herewith or therewith or otherwise, the Guaranteed Party hereby agrees, on behalf of itself and its Related Persons, that to the extent Parent and Merger Sub are relieved of all or any portion of their payment or performance obligations under the Merger Agreement, by satisfaction or waiver thereof or pursuant to any other written agreement with the Guaranteed Party, Guarantor shall be similarly relieved, to such extent, of their respective obligations under this Limited Guarantee. Notwithstanding anything to the contrary contained in this Limited Guarantee, in no event will anything in the Limited Guarantee limit Guarantor’s obligations under the Equity Commitment Letter to the Company as a third party beneficiary, solely to the extent expressly provided under the Equity Commitment Letter and solely pursuant to the terms and subject to the conditions thereof.

2. Terms of Limited Guarantee; Recovery Claim.

(a) This Limited Guarantee is a primary and original obligation of Guarantor and is a guarantee of payment and performance (subject to this Limited Guarantee’s terms and conditions and the terms and conditions of the Merger Agreement) and not of collection, and the obligations of Guarantor hereunder shall transfer, automatically and without any further action by Guarantor, Parent or Merger Sub, to any assignee of Parent’s and Merger Sub’s obligations under the Merger Agreement; provided that no such assignment shall relieve Guarantor of any of its obligations hereunder except if and to the extent, if any, that the assignee actually performs such obligations. Subject in all respects to Section 1 of this Limited Guarantee, a separate Proceeding may be brought and prosecuted against Guarantor to enforce this Limited Guarantee. Subject to Section 2(b) below, the Guaranteed Party agrees and acknowledges, on behalf of itself and its Related Persons, that Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by Guarantor hereunder, any claim, set-off, deduction, defense or release that Parent, Merger Sub or Guarantor is entitled to assert against the Guaranteed Party pursuant to and in accordance with the terms of, or with respect to, the Merger Agreement with respect to the Guaranteed Obligations.

(b) The Guarantor agrees and acknowledges that its obligations hereunder shall not be released or discharged in whole or in part, or otherwise affected by:

(i) any change in the corporate existence, structure or ownership of Parent, Merger Sub or Guarantor or any insolvency, bankruptcy, reorganization or other similar proceeding of Parent, Merger Sub or Guarantor or any of its Related Persons or affecting any of their respective assets;

(ii) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof, except to the extent that there is a defense to the payment of the Guaranteed Obligations under such rescission, waiver, compromise, consolidation or other amendment or modification;

(iii) the existence of any claim, set-off or other right that Guarantor may have at any time against Parent or any of its Related Persons, whether in connection with the Guaranteed Obligations or otherwise;

(iv) the right by statute or otherwise to require the Guaranteed Party to institute suit against Parent or any of its Related Persons or to exercise or exhaust any rights and remedies which the Guaranteed Party has or may have against Parent or any of its Related Persons; or

(v) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Guarantor.

Notwithstanding the foregoing or anything to the contrary in this Limited Guarantee, Guarantor shall be immediately fully released and discharged hereunder without the need for any further action by any Person if the Guaranteed Obligations are paid by Parent or any other Person; provided, that, in the event that any payment to the Guaranteed Party in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations as if such payment had not been made.

(c) The Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of nonperformance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to Parent pursuant to the Merger Agreement), all defenses which may be available by virtue of any stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshaling of assets of Parent or any other Person, and all suretyship defenses generally (in each case, other than (i) defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under the Merger Agreement or any other Ancillary Document or (ii) payment of the Guaranteed Obligations).

(d) The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding. The failure of the Guaranteed Party to so file any claim shall not affect Guarantor’s obligations under this Limited Guarantee.

3. Sole Remedy.

(a) The Guaranteed Party acknowledges and agrees, on behalf of itself and its Related Persons, that:

(i) the sole cash asset of Parent is cash in a de minimis amount, and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs in accordance with the terms and conditions of the Merger Agreement, and that, without limiting the rights of the Guaranteed Party under this Limited Guarantee, and subject to all of the terms, conditions and limitations herein and therein, other than pursuant to the Equity Commitment Letter the Guaranteed Party shall not have any right to cause any assets to be contributed to Parent by Guarantor, any of Guarantor’s Related Persons (as defined below) or any other Person;

(ii) notwithstanding anything that may be expressed or implied in this Limited Guarantee, Guarantor shall not have any liability or obligation to any Person relating to, arising out of or in connection with, this Limited Guarantee, other than as expressly set forth herein, and no Person other than Guarantor shall have any liability or obligation hereunder; and

(iii) notwithstanding that Guarantor is a limited partnership, the Guaranteed Party has no and shall have no right of remedy, recourse or recovery (whether at law or equity or in tort, contract or otherwise) against Guarantor or Guarantor’s Related Persons (or any Related Person of such Persons), and no personal liability or obligation whatsoever shall attach to any Guarantor’s Related Persons (or any Related Person of such Persons) (including, without limitation, any liabilities or obligations arising under, or in connection with, this Limited Guarantee, or in respect of any oral representations made or alleged to be made in connection herewith, in each case, whether by or through Guarantor, Parent, Merger Sub or any other Person, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, by or through a claim (whether at Law or equity or in tort, contract or otherwise) by or on behalf of Parent or Merger Sub against Guarantor or any Related Person of Guarantor (or any Related Person of such Persons), or otherwise, except for (and, in each case, solely to the extent of) its rights against Guarantor expressly provided under this Limited Guarantee pursuant to the terms and subject to the conditions hereof, and in no event shall the Guaranteed Party or any of its Related Persons (or any Related Person of such Persons) seek any damages of any kind or any other recovery, judgment, or remedies of any kind (including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Guaranteed Obligations against Guarantor or any Related Person of Guarantor (or any Related Person of such Persons) pursuant to the terms and subject to the conditions hereof.

(b) The recourse against Guarantor under this Limited Guarantee shall be the sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) of the Guaranteed Party and all of its Related Persons against Guarantor and Guarantor’s Related Persons (and any Related Person of such Related Persons), and neither Guarantor nor any Guarantor’s Related Persons (nor any Related Person of such Persons) will have any other liability or obligation to any Person, in each case, in respect of any breaches, losses, damages, liabilities or obligations arising under, or in connection with, this Limited Guarantee, including in respect of any oral representations made or alleged to be made in connection herewith. The Guaranteed Party hereby unconditionally and irrevocably covenants and agrees that it shall not institute, directly or indirectly, and shall use commercially reasonable efforts to cause its Related Persons (and any Related Person of such Persons) not to institute, directly or indirectly, any proceeding or bring any other claim (whether at Law, in equity, in contract, in tort or otherwise) arising under, or in connection with, this Limited Guarantee, or in respect of any oral representations made or alleged to be made in connection herewith against Guarantor or any Guarantor Related Person (or any Related Person of such Persons), except for claims of the Guaranteed Party against Guarantor solely pursuant to the terms and subject to the conditions of this Limited Guarantee. As used in this Limited Guarantee, the term “Related Person” shall mean, with respect to any Person, any former, current or future direct or indirect equity holder, controlling person, general or limited partner, officer, director, employee, investment professional, manager, stockholder, member, agent, affiliate, assignee, representative or financing source of any of the foregoing; provided, that the definition of “Related Person” shall exclude the undersigned in respect of its express obligations hereunder and Parent and Merger Sub in respect of their respective express obligations under the Merger Agreement.

(c) The Guaranteed Party further unconditionally and irrevocably covenants and agrees that, notwithstanding anything contained herein or otherwise, the Guaranteed Party has no right to recover, and shall not recover, and the Guaranteed Party shall not institute, directly or indirectly, and shall use commercially reasonable efforts to cause its Related Persons (and any Related Person of such Persons) not to institute, directly or indirectly, any Proceeding or bring any other claim in the name of or on behalf of the Guaranteed Party to recover hereunder more than the Guaranteed Obligations in respect of any breaches, losses, damages, liabilities or obligations arising under, or in connection with, this Limited Guarantee or otherwise, and the Guaranteed Party shall promptly return all monies paid to it or its Related Persons hereunder in excess of the Guaranteed Obligations.

(d) Nothing set forth in this Limited Guarantee shall confer or give to any Person other than the Guaranteed Party any rights, remedies or recourse against any Person, including Guarantor and its Related Persons (and any Related Person of such Persons), except as expressly set forth herein. The Guaranteed Party acknowledges and agrees, on behalf of itself and its Related Persons, that Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 3. This Section 3 shall survive the termination of this Limited Guarantee.

4. Representations and Warranties. Guarantor hereby represents and warrants that:

(a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action by Guarantor, and this Limited Guarantee has been duly executed and delivered by Guarantor;

(b) this Limited Guarantee constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws relating to or affecting creditors’ rights generally, or by general principles of equity); and

(c) Guarantor has unfunded capital commitments or other financial means at its disposal to enable Guarantor to pay the Guaranteed Obligations when due pursuant to the terms and subject to the conditions of this Limited Guarantee.

5. Termination. This Limited Guarantee shall terminate and be of no further force and effect and Guarantor shall have no further liability or obligation under this Limited Guarantee as of the earliest to occur of: (i) the Closing; (ii) the payment in full of the Guaranteed Obligations; (iii) the valid termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make any payment of any Guaranteed Obligations; (iv) the date that is six months after the termination of the Merger Agreement if the Merger Agreement is terminated in any of the circumstances pursuant to which Parent would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make a payment of any Guaranteed Obligations described in Section 1 if (A) by such date the Guaranteed Party shall have made a claim in writing with respect to such Guaranteed Obligations during such six-month period and (B) the Guaranteed Party shall have commenced a Proceeding during such six-month period in accordance with Section 15 against Guarantor alleging that Parent is liable for such Guaranteed Obligations, in which case, this Limited Guarantee shall survive solely with respect to amounts claimed or alleged to be so owing; provided, that with respect to this clause (iv), Guarantor shall not have any further liability or obligation under this Limited Guarantee from and after the earlier of (x) the entry of a final, non-appealable Order of a court of competent jurisdiction and (y) the execution and delivery of a written agreement between Guarantor, on the one hand, and the Guaranteed Party, on the other hand, and, in either case, the payment by Guarantor to the Guaranteed Party of all amounts payable by Guarantor pursuant to such Order or agreement; and (v) the termination of this Limited Guarantee by mutual written agreement of Guarantor and the Guaranteed Party. Upon any termination of this Limited Guarantee, no Person shall have any rights or claims (whether at Law, in equity, in contract, in tort or otherwise) against Guarantor or its Related Persons (and any Related Person of such Persons) under this Limited Guarantee or in respect of any oral representations made or alleged to be made in connection herewith, whether at Law or equity, in contract, in tort or otherwise, and none of Guarantor or its Related Persons (or any Related Person of such Persons) shall have any further liability or obligation relating to or arising from this Limited Guarantee or in respect of any oral representations made or alleged to be made in connection herewith, whether at Law or equity, in contract, in tort or otherwise except that Section 3, this Section 5, Section 6, Section 7 and Section 9 through and including Section 16 will survive termination of this Limited Guarantee in accordance with their respective terms and conditions. In the event that the Guaranteed Party or any Person who is acting on behalf of, or at the direction of, the Guaranteed Party asserts in any litigation or any other Proceeding (whether at Law, in equity, in contract, in tort or otherwise) (a) that the provisions of Section 1 hereof limiting Guarantor’s aggregate liability to the Guaranteed Obligations or the provisions of Section 3 hereof or the provisions of this Section 5 are illegal, invalid or unenforceable, in whole or in part or (b) any theory of liability against Guarantor or any of its Related Persons (or any Related Person of such Persons) with respect to the transactions contemplated by this Limited Guarantee or in respect of any oral representations made or alleged to be made in connection herewith other than, solely with respect to this clause (b), any claim by the Guaranteed Party against Guarantor in respect of Guarantor’s obligation to fund the Guaranteed Obligations in accordance with, and solely to the extent permitted by, this Limited Guarantee, then (x) the obligations of Guarantor under this Limited Guarantee shall immediately terminate without the need for any further action by any Person and shall thereupon be null and void ab initio and of no further force and effect, and (y) if Guarantor has previously made any payments under this Limited Guarantee, Guarantor shall be entitled to recover such payments from the Guaranteed Party.

6. Entire Agreement. This Limited Guarantee, together with the Merger Agreement and Equity Commitment Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede and cancel any and all prior or contemporaneous discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, express or implied, among Parent, Merger Sub and Guarantor or any of its Related Persons (or any Related Person of such Persons), on the one hand, and the Guaranteed Party or any of its Related Persons (or any Related Person of such Persons), on the other hand regarding the subject matter hereof. Except as expressly provided in this Limited Guarantee, no representation or warranty has been made or relied upon by any of the parties to this Limited Guarantee with respect to this Limited Guarantee.

7. Amendments and Waivers. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by Guarantor and the Guaranteed Party or, in the case of a waiver, by the party or each of the parties against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof.

8. Payments. All payments to be made hereunder by Guarantor shall be made in lawful money of the United States of America at the time of payment, and shall be made in immediately available funds.

9. Counterparts; Notices.

(a) Counterparts. This Limited Guarantee agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts (and may be delivered by facsimile transmission or via email as a portable document format), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

(b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (x) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (y) when sent by e-mail (with non-automated written confirmation of receipt) or (z) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):

If to Guarantor, to:

Balmoral Special Situations Fund III, L.P.

c/o Balmoral Funds LLC

11150 Santa Monica Blvd., Suite 825

Los Angeles, California 90025

Attention: David Shainberg

Email: dshainberg@balmoralfunds.com

with a copy (which shall not constitute actual or constructive notice) to:

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103

Attention: Kipp B. Cohen

Email: Kipp.Cohen@BlankRome.com

If to the Guaranteed Party, to:

Trecora Resources

1650 Hwy 6 South, Suite 190

Sugar Land, Texas 77478

Attention: Michael W. Silberman

Email: msilberman@trecora.com

with a copy (which shall not constitute actual or constructive notice) to:

Morgan, Lewis & Bockius, LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Attention: Benjamin R. Wills

Email: benjamin.wills@morganlewiscom

10. No Assignment. This Limited Guarantee and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Limited Guarantee nor any of the rights, interests or obligations hereunder may be assigned or delegated by either Guarantor or the Guaranteed Party to any other Person without the prior written consent of the Guaranteed Party (in the case of an assignment by any Guarantor) or Guarantor (in the case of an assignment by the Guaranteed Party) and any purported assignment without such consent shall be null and void and of no force and effect, except that if any portion of any Guarantor’s commitment under the Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of the Guaranteed Obligations hereunder may be assigned to the same assignee, but no such assignment shall relieve the Guarantor of any of its obligations hereunder except if and to the extent, if any, that the assignee actually performs such obligations.

11. No Third-Party Beneficiaries. This Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, except that each Related Person of Guarantor (and any Related Person of such Persons) shall be considered a third party beneficiary of the provisions of Section 3 and Section 5 hereof.

12. Interpretation. The headings and titles contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof. The parties have participated jointly in negotiating and drafting this Limited Guarantee. If an ambiguity or a question of intent or interpretation arises, this Limited Guarantee shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Limited Guarantee.

13. Confidentiality. This Limited Guarantee is being provided to the Guaranteed Party solely in connection with the Merger Agreement and the transactions contemplated thereby. The Guaranteed Party shall keep strictly confidential this Limited Guarantee and will use such information solely in connection with the transactions contemplated hereby. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of Guarantor, if required by applicable Law or by any Order or by a recognized stock exchange, governmental department or agency or other supervisory or regulated body, or in connection with court or other Proceedings to enforce the terms and conditions of this Limited Guarantee.

14. Severability. Any term or provision of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving full and absolute effect to the limitation of the amount payable by Guarantor hereunder to the Guaranteed Obligations and to the provisions of Section 3 hereof.

15. Governing Law; Forum.

(a) This Limited Guarantee and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Limited Guarantee or the negotiation, execution or performance hereof shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) To the fullest extent permitted by applicable Law, each of the parties irrevocably (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware, or solely in the case that the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware, in the event any dispute arises out of this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion, as a defense, or other request for leave from any such court, and agrees not to plead or claim (or counterclaim) any objection to the laying of venue in any such court or that any Proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee in any court other than the Court of Chancery of the State of Delaware, or solely in the case that the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware, (iv) agrees not to assert that it and its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (v) agrees that this Limited Guarantee, and the subject matter hereof, may be enforced in or by such courts and (vi) consents to service of process being made through the notice procedures set forth in Section 9(b); provided, that (A) nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law and (B) each such party’s consent to jurisdiction and service contained in this Section 15 is solely for the purpose referred to in this Section 15 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

16. Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING ANY FINANCING SOURCE).

17. Enforcement Costs. The Guarantor will pay to Guaranteed Party on demand all reasonable out-of-pocket costs and expenses (including attorneys’ reasonable fees and expenses) incurred by Seller in connection with the enforcement of any of its rights under this Limited Guarantee, all of which collectively are referred to herein as “Enforcement Costs”).

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Limited Guarantee as of the date first set forth above.

GUARANTOR

Balmoral Special Situations Fund III, L.P.
By: Balmoral Management III, L.P, its
General Partner

By: Balmoral Funds LLC, its General Partner

By:	/s/ Jonathan A. Victor
Name:	Jonathan A. Victor
Title:	Authorized Person

[Signature Page to Limited Guarantee]

GUARANTEED PARTY:
TRECORA RESOURCES

By:	/s/ Patrick D. Quarles
Name:	Patrick D. Quarles
Title:	Chief Executive Officer

Signature Page to Limited Guarantee